EXHIBIT 23.3

Consent of Experts

NSAI NETHERLAND, SEWELL & ASSOCIATES, INC.

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

I hereby consent to the reference to Netherland, Sewell & Associates, Inc. in the Daleco Resources Corporation's Annual Report on Form 10-KSB in the section entitled: Interest of Named Experts and Counsel, and the inclusion of information presented in our report pertaining to the potential quantities of reserves of oil and natural gas associated with the interests operated and/or controlled by Westlands Resources Corporation, a wholly owned subsidiary of Daleco Resources Corporation located in the states of Texas and Oklahoma.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By: /s/ C.H. (Scott) Rees III

C.H. (Scott) Rees III
President and Chief Operating Officer

Dallas, Texas
December 21, 2008